Exhibit (a)(5)(i)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

BVF ACQUISITION LLC, A WHOLLY-OWNED SUBSIDIARY OF
BIOTECHNOLOGY VALUE FUND, L.P., COMMENCES TENDER OFFER FOR
ANY AND ALL OUTSTANDING SHARES OF AVIGEN AT $1.00 PER SHARE

New York, NY – January 23, 2009 — BVF Acquisition LLC (the “Purchaser”), a wholly owned subsidiary of Biotechnology Value Fund, L.P. (“BVF”), announced today that it has commenced a cash tender offer to purchase any and all of the outstanding common stock of Avigen, Inc. (NasdaqGM: AVGN) (“Avigen”) that BVF does not own at a price of $1.00 per share under the conditions described below. The offer price represents a 35% premium over Avigen’s closing stock price of $0.74 on January 8, 2009, the day prior to BVF’s announcement that it was seeking to remove all incumbent Avigen directors and to elect its own slate of stockholder focused nominees (the “BVF Nominees”). BVF Partners L.P., the general partner of BVF, beneficially owns an aggregate of 8,819,600 shares of Avigen, or approximately 29.63% of the outstanding shares.

The offer is currently scheduled to expire at 12:00 midnight, New York City time, on February 23, 2009, unless the offer is extended.

On January 9, 2009, BVF delivered a notice to Avigen to call a special meeting of stockholders to remove all incumbent directors and elect the BVF Nominees, among other things. As described below, a condition to this tender offer is the BVF Nominees being elected to Avigen’s Board of Directors at this special meeting of stockholders, or otherwise appointed, and constituting a majority of the directors on the Avigen board. If elected, the BVF Nominees, subject to their fiduciary duties, intend to pursue negotiations with MediciNova, Inc., related to a proposed merger with Avigen, and work to consummate the proposed merger expeditiously. Assuming the conditions to this Offer are satisfied, stockholders of Avigen would have the choice of (i) tendering their shares and receiving a fixed cash payment upon the closing of this tender offer at a premium to the market price on the day prior to both the announcement of this tender offer and the announcement that BVF was seeking to remove all incumbent Avigen directors and to elect the BVF Nominees, or (ii) maintaining their investment in Avigen and participating in the proposed merger with MediciNova, Inc., if it occurs.

The tender offer is conditioned upon, among other things, (i) the BVF Nominees being elected to Avigen’s board of directors at a special meeting of stockholders called for that purpose, or otherwise appointed, and constituting a majority of directors on Avigen’s board, (ii) the Avigen board redeeming the poison pill rights issued and outstanding under Avigen’s Poison Pill Rights Plan, or the Purchaser being satisfied in its reasonable discretion that the Poison Pill Rights are otherwise inapplicable to this tender offer, the Purchaser or any affiliate or associate of the Purchaser and (iii) Avigen not having authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, alternative strategy or relinquishment of any material contract or other right of Avigen or any comparable event or capital depleting transaction not in the ordinary course of business.   The tender offer is not subject to any financing condition.

MacKenzie Partners, Inc. is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY AVIGEN’ COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT THE PURCHASER WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM THE PURCHASER BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500 OR VIA EMAIL AT TENDEROFFER@MACKENZIEPARTNERS.COM.